Exhibit 23.1



               Consent of Independent Certified Public Accountants

We have issued our report dated August 3, 1999, accompanying the consolidated financial statements of Vasomedical, Inc. and Subsidiary appearing in the Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended May 31, 1999 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".



/s/ Grant Thornton LLP
GRANT THORNTON LLP

Melville, New York
April 4, 2000